Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2016 First Quarter Results

OMAHA, Neb., December 23, 2015—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2015.

First Quarter Results

First quarter fiscal 2016 revenues were $121.6 million versus $134.8 million of revenues in the same prior year period. Net earnings were $6.9 million or $0.62 per diluted share compared with $7.6 million or $0.62 per diluted share in the prior year.

Total irrigation equipment revenues decreased 12 percent to $101.3 million from $114.7 million in the prior fiscal year’s first quarter. U.S. irrigation revenues of $59.2 million decreased 6 percent due to a decrease in units sold partially offset by sales in Elecsys Corporation, which was acquired during the second quarter last year. International irrigation revenues of $42.1 million decreased 19 percent due to the impact of currency exchange rates and lower sales in Brazil and certain export markets. Infrastructure revenues increased 1 percent to $20.3 million with increases in road safety and Road Zipper products and leases offset by the impact of currency exchange rates and lower rail and contract product sales.

Gross margin was 28.3 percent of sales compared to 27.4 percent of sales in the prior year’s first quarter. Gross margin in irrigation increased by approximately 1 percentage point and infrastructure gross margin also increased by approximately 1 percentage point. Irrigation gross margin increased primarily as a result of a change in sales mix with the addition of Elecsys in the current year. Competitive pricing persists, but has primarily consisted of passing-through the steel price declines realized. The increase in infrastructure gross margin was primarily due to sales mix.

Operating expenses decreased $2.3 million to $22.7 million compared to the first quarter of the prior fiscal year. The prior year included $2.1 million of expenses related to an increase in the estimated environmental liability and acquisition related expenses, while the current year includes $2.4 million of incremental expenses related to the operation of Elecsys Corporation. Excluding these items, operating expenses decreased by $2.6 million due primarily to reductions in personnel expenses and collections of accounts receivable that were reserved for in prior periods. Operating expenses were 18.6 percent of sales in the first quarter of fiscal 2016 compared with 18.5 percent of sales in the prior year period. Operating margins were 9.7 percent in the first quarter, versus 8.8 percent in the prior year period.

Cash and cash equivalents of $129.3 million were $10.0 million lower compared to the prior year first quarter. The Company repurchased 136,263 shares for $9.2 million during the first quarter. $102.8 million remains available under the Company’s share repurchase program.

Backlog of unshipped orders at November 30, 2015 was $61.9 million compared with $68.3 million at November 30, 2014 and $48.0 million at August 31, 2015. The November 30, 2015 backlog included $8.1 million of backlog for Elecsys Corporation while the prior year backlog included $12.7 million related to the Golden Gate Bridge project.

Outlook

Rick Parod, president and chief executive officer, commented, “The irrigation markets continue to be constrained by lower commodity prices, and foreign exchange rates continue to negatively affect international sales.”

Parod continued, “While it appears we are at or near the bottom of the cycle, we expect the market environment will remain challenging at least through 2016. We do not expect to have visibility into the primary selling season until February or March. Longer term, drivers for the Company’s markets of population growth, expanded food production, efficient water use, and infrastructure upgrades and expansion, support our expectation for growth.”

First-Quarter Conference Call

Lindsay’s fiscal 2016 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 2037724. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets water management equipment and services including irrigation systems, pump stations, filtration, and M2M controls designed to increase or stabilize crop production while conserving water, energy, and labor, and that also provide efficiency benefits in various industrial applications. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At November 30, 2015 Lindsay had approximately 11.2 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
($ and shares in thousands, except per share amounts)	November 30, 2015	November 30, 2014

Operating revenues	$121,622	$134,845
Cost of operating revenues	87,208	97,931

Gross profit	34,414	36,914

Operating expenses:
Selling expense	9,992	9,417
General and administrative expense	9,015	12,871
Engineering and research expense	3,659	2,724

Total operating expenses	22,666	25,012

Operating income	11,748	11,902

Other income (expense):
Interest expense	(1,196)	(71)
Interest income	164	172
Other expense, net	(320)	(342)

Earnings before income taxes	10,396	11,661

Income tax expense	3,452	4,093

Net earnings	$6,944	$7,568

Earnings per share:
Basic	$0.62	$0.62
Diluted	$0.62	$0.62

Shares used in computing earnings per share:
Basic	11,259	12,224
Diluted	11,288	12,274

Cash dividends declared per share	$0.280	$0.270

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 30,	November 30,	August 31,
($ and shares in thousands, except par values)	2015	2014	2015

ASSETS
Current Assets:
Cash and cash equivalents	$129,260	$139,287	$139,093
Receivables, net	70,403	89,165	74,063
Inventories, net	78,246	77,010	74,930
Deferred income taxes	12,305	17,107	15,807
Other current assets	18,494	18,853	18,274

Total current assets	308,708	341,422	322,167

Property, plant and equipment, net	78,989	70,901	78,656
Intangibles, net	50,598	30,821	51,920
Goodwill	76,497	36,634	76,801
Other noncurrent assets, net	6,824	10,299	6,924

Total assets	$521,616	$490,077	$536,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$39,106	$48,648	$38,814
Current portion of long-term debt	194	—	193
Other current liabilities	48,255	60,972	56,105

Total current liabilities	87,555	109,620	95,112

Pension benefits liabilities	6,500	6,530	6,569
Long-term debt	117,124	—	117,173
Deferred income taxes	18,583	11,903	18,971
Other noncurrent liabilities	10,162	9,190	10,083

Total liabilities	239,924	137,243	247,908

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,713	18,674	18,684
Capital in excess of stated value	55,287	52,650	55,184
Retained earnings	462,713	449,658	458,903
Less treasury stock	(238,152)	(162,006)	(228,903)
Accumulated other comprehensive loss, net	(16,869)	(6,142)	(15,308)

Total shareholders’ equity	281,692	352,834	288,560

Total liabilities and shareholders’ equity	$521,616	$490,077	$536,468

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
	November 30,	November 30,
($ in thousands)	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,944	$7,568
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,295	3,748
Provision for uncollectible accounts receivable	153	169
Deferred income taxes	2,060	(774)
Share-based compensation expense	906	1,099
Other, net	1,648	1,368
Changes in assets and liabilities:
Receivables	2,503	1,792
Inventories	(3,749)	(5,347)
Other current assets	982	(1,513)
Accounts payable	733	7,300
Other current liabilities	(6,322)	(8,131)
Current income taxes payable	(1,089)	(3,441)
Other noncurrent assets and liabilities	(614)	1,857

Net cash provided by operating activities	8,450	5,695

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,705)	(3,649)
Proceeds from settlement of net investment hedges	231	1,889
Payments for settlement of net investment hedges	(512)	(329)
Other investing activities, net	749	—

Net cash used in investing activities	(4,237)	(2,089)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	72	—
Common stock withheld for payroll tax withholdings	(719)	(1,699)
Principal payments on long-term debt	(48)	—
Excess tax benefits from share-based compensation	53	501
Repurchase of common shares	(9,249)	(29,986)
Dividends paid	(3,134)	(3,276)

Net cash used financing activities	(13,025)	(34,460)

Effect of exchange rate changes on cash and cash equivalents	(1,021)	(1,701)

Net change in cash and cash equivalents	(9,833)	(32,555)
Cash and cash equivalents, beginning of period	139,093	171,842

Cash and cash equivalents, end of period	$129,260	$139,287